Exhibit 10.2

Amended and Restated Escrow Agreement

THIS ESCROW AGREEMENT made effective as of this 27th day of March, 2017, as amended and restated on November 30, 2017.

AMONG:

Avonlea Ventures Inc., an Ontario Corporation (AV)

- and –

Avonlea-Drewry Holdings Inc., an Ontario Corporation (ADH)

-and-

Canadian Cannabis Corp., a Delaware Corporation (CCC)

- and –

Canada Cannabis Corp., an Ontario Corporation (CCCSub)

-and-

2264973 Ontario Inc., an Ontario Corporation (226)

-and-

The Clinic Network Inc., an Ontario Corporation (TCN)

-and-

Norton Rose Fulbright Canada LLP, a limited liability partnership carrying on the practice of law in the Province of Alberta (the Escrow Agent)

WHEREAS:

A.
AV, ADH, CCC, CCCSub, 226 and TCN have entered into a settlement agreement dated March 27, 2017 as amended and restated on November ___, 2017 (the Settlement Agreement), pursuant to which the Parties have agreed to resolve and settle certain claims amongst them, subject to the terms and conditions of the Settlement Agreement.

B.
Pursuant to the Settlement Agreement, the Parties have agreed to appoint the Escrow Agent to receive, hold and administer the Additional Payment (the Escrow Shares) and the Deliverables (the Escrow Documents) pursuant to and in accordance with this Escrow Agreement.

C.	The Escrow Agent is willing to act as escrow agent for the sole purposes of dealing with the Escrow Shares and the Escrow Documents.

NOW THEREFORE THIS ESCROW AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties hereto have agreed as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalized terms used but not otherwise defined herein shall have the meaning provided in the Settlement Agreement.

Affiliate means any person which, directly or indirectly, controls, is controlled by or is under common control with another person; and, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means the power to direct or cause the direction of the management and policies of any person, whether through the ownership of shares or other economic interests, the holding of voting rights or contractual rights or otherwise.

Business Day means any day other than a Saturday, Sunday or statutory or civic holiday in Calgary, Alberta.

Person means a natural person, partnership, limited partnership, limited liability partnership, syndicates, sole proprietorship, corporation or company (with or without share capital), limited liability company, trust, unincorporated association or other entity.

1.2	Headings

The headings of Articles and Sections in this Escrow Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Escrow Agreement.

1.3	Included Words

Words importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders.

1.4	Business Day

Whenever any payment to be made or action to be taken under this Escrow Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

1.5	Schedules

There are appended to this Escrow Agreement the following schedules pertaining to the following matters:

Schedule “A” -	Form of Initial Instruction
Schedule “B” -	Form of Termination and Release Instruction
Schedule “C” -	Form of Escrow Release Instruction

ARTICLE 2
APPOINTMENT OF ESCROW AGENT

2.1	Appointment of Escrow Agent

The Parties hereby appoint the Escrow Agent as the escrow agent to receive, hold and administer the Escrow Shares and the Escrow Documents subject to the terms and conditions of this Escrow Agreement.

2.2	Acceptance of Appointment

The Escrow Agent hereby accepts such appointment subject to the terms and conditions of this Escrow Agreement. The Escrow Agent acknowledges receipt from the Parties of the Escrow Documents and agrees to hold the Escrow Documents in escrow subject to the terms of this Escrow Agreement.

ARTICLE 3
DEPOSIT IN ESCROW

3.1	Deposit in Escrow

(a)	The Escrow Documents shall be delivered to the Escrow Agent by the Parties, as applicable.

(b)	On or prior to the Outside Date, ADH or its nominee shall at its option, deliver, or cause to be delivered, the Escrow Shares to the Escrow Agent.

ARTICLE 4
TERMS OF ESCROW

4.1	Operation of Escrow

(a)	Upon receipt by the Escrow Agent of all of the Escrow Documents, the Escrow Shares and any other necessary related documentation to the satisfaction of ADH, ADH shall direct the Escrow Agent:

(i)
to release from escrow to ADH the Escrow Documents (excluding the Termination and Release Agreement, the Escrow Agreement, the Trustee Agent Escrow Agreement, the Transfer POA, the CCCSub Direction to Pay and the Post-Closing Escrow Agreement);

(ii)
to release from escrow and to remit to the Trustee Agent the Trustee Agent Escrow Agreement, the Transfer POA, CCCSub Direction to Pay, the Post-Closing Escrow Agreement and the Escrow Shares pursuant to the instructions set forth in Schedule “A” attached hereto (the Initial Instruction), and such documents and shares shall be delivered by the Escrow Agent to the Trustee Agent not later than the end of the Business Day next following the date of receipt of the Initial Instruction (or the end of the second Business Day next following the date of receipt of Initial Instruction, if such Initial Instruction is received after 11 a.m., Calgary time).

(b)	Upon release by the Escrow Agent of the items set forth in Section 4.1(a) of this Escrow Agreement, the TCN Closing shall have occurred.

(c)
Upon (i) CCC’s closing of the private placement pursuant to the PubCo Agreement, or (ii) a PubCo Arrangement, ADH or its nominee shall instruct the Escrow Agent to release from escrow to CCC, CCCSub and 2264793, the Termination and Release Agreement pursuant to the instructions set forth in Schedule “B” attached hereto (the Termination and Release Instruction).

(d)	Upon release by the Escrow Agent of the Termination and Release Agreement, the PubCo Closing shall have occurred.

(e)
If neither the TCN Closing nor the PubCo Closing has occurred by the Outside Date, this Escrow Agreement shall terminate and the Parties shall direct the Escrow Agent to return to the respective parties any items deposited by such party that are held by the Escrow Agent pursuant to this Escrow Agreement, pursuant to the instructions set forth in Schedule “C” attached hereto (the Escrow Release Instruction).

(f)
If the TCN Closing has occurred but the PubCo Closing has not occurred by the Outside Date, this Escrow Agreement shall continue in full force until the first anniversary of the Trustee Release Date at which time it shall terminate and the Parties shall direct the Escrow Agent to return to the respective parties any items that remain, deposited by such party, that are held by the Escrow Agent pursuant to this Escrow Agreement, pursuant to the Escrow Release Instruction.

ARTICLE 5
CONCERNING THE ESCROW AGREEMENT

5.1	Duties, Liability and Indemnification of Escrow Agent

The acceptance by the Escrow Agent of its duties and obligations under this Escrow Agreement is subject to the following terms and conditions, which the Parties agree will govern and control the Escrow Agent with respect to its rights, duties, liabilities and immunities with respect to the Escrow Shares and the Escrow Documents:

(a)
neither the Escrow Agent nor its employees, servants, agents and associates will be liable or accountable for any loss or damage whatsoever to any Person, including but not limited to the Parties and each of their officers, directors, shareholders and Affiliates, caused by its performance of or its failure to perform its duties and responsibilities under this Escrow Agreement, save only to the extent that such loss or damage is attributable to the gross negligence or wilful misconduct of the Escrow Agent, having regard to the fact, which is hereby acknowledged by each of the Parties, that the Escrow Agent is not engaged in the business of providing escrow services;

(b)
the Escrow Agent will have no duties or responsibilities except those which are expressly set forth herein, and the rights, duties, liabilities and immunities of the Escrow Agent may not be altered without its prior written consent;

(c)
upon the earlier of either (A) release and delivery by the Escrow Agent of (i) all the items pursuant to Section 4.1(a) of this Escrow Agreement; and (ii) the Termination and Release Agreement; or (B) release and delivery by the Escrow Agent of any deposited items pursuant to the Escrow Release Instruction, the Escrow Agent will be released and forever discharged from all of its duties and responsibilities hereunder.

(d)
in acting hereunder, the Escrow Agent will be severally indemnified and saved harmless by the Parties (each as to an equal share) from all expenses, liabilities, claims, suits, damages, costs (including any costs incurred by the Escrow Agent pursuant to paragraph (e) below) and demands whatsoever and howsoever arising (collectively, the Expenses) in connection with the performance by it of its duties and responsibilities under this Escrow Agreement, save only to the extent that the Expenses arise directly from the gross negligence or wilful misconduct of the Escrow Agent, its servants, agents and associates, having regard to the fact that the Escrow Agent is not engaged in the business of providing escrow services. This indemnity shall survive the termination of the escrow arrangements provided for in this Escrow Agreement;

(e)
the Escrow Agent may retain and act on the opinion or advice obtained from its counsel or other professional advisors (who may be partners or employees of the Escrow Agent) and will not be responsible for any loss occasioned by doing so, nor will it incur any liability or responsibility for deciding in good faith not to act upon such opinion or advice; and

(f)
the Escrow Agent may rely upon any direction, document or instrument delivered to it in compliance or purporting to be in compliance with any provision of this Escrow Agreement without any obligation whatsoever for it to make any inquiry as to its genuineness or the correctness of any statement made therein or as to whether amounts are actually due or payable by any other Party to another Party.

5.2	Resignation of the Escrow Agent

The Escrow Agent may resign and be discharged from any further duties or liabilities hereunder by giving five (5) Business Days' written notice to the Parties or such shorter notice as the Parties may accept. Upon the resignation of the Escrow Agent, its successor will be forthwith appointed by the Parties jointly, and failing such appointment, the Escrow Agent may apply to the Court of Queen's Bench of Alberta, Judicial District of Calgary, on such notice as such court may direct for the appointment of a new escrow agent and upon such appointment, the Escrow Shares and Escrow Documents will be transferred to the successor and the successor will be vested with the same powers, rights, duties and responsibilities as if the successor had been originally named as the escrow agent herein.

5.3	Actions Instituted by Escrow Agent

The Escrow Agent may, but is not obliged to, institute an action in any court of competent jurisdiction seeking instructions, inter alia, as to the release or retention of the Escrow Shares and/or the Escrow Documents and shall be entitled in its sole and arbitrary discretion, in the event of a dispute arising in respect of the Escrow Shares and/or the Escrow Documents, or any portion thereof, or otherwise in respect of this Escrow Agreement, to interplead any such dispute at the Court of Queen's Bench in Calgary, Alberta.

5.4	Acknowledgement Respecting the Escrow Agent

CCC, CCCSub and 226 each acknowledge that: (a) the Escrow Agent or its servants, agents or associates may have provided legal advice and related services to each of AV and ADH in connection with the transactions contemplated in this Escrow Agreement and agrees that the Escrow Agent may continue to provide legal advice and related services to each of AV and ADH in connection with such agreements; (b) the duties of the Escrow Agent hereunder are purely mechanical; and (c) the Escrow Agent is acting hereunder for the convenience of the Parties and shall not be impeached or accountable because of any conflicting or potentially conflicting duties to each of AV and ADH or any advice provided to either of them.  Further, (i) all costs and expenses incurred by the Escrow Agent in performing its duties hereunder shall be paid by the Parties on a joint and several basis, and will be those usually charged in performing legal services which will be based on the Escrow Agent's standard hourly rates in effect from time to time, and (ii) all Expenses for which the Parties are made severally liable pursuant to Section 5.1(d) shall, as between the Parties, be paid by the Parties on a joint and several basis (in each case, without prejudice to any arrangements between the Parties as to expenses and indemnities between them).

Notwithstanding the first paragraph in this Section 5.4, in the event of a dispute between the Parties with respect to the transactions contemplated in this Escrow Agreement, the Escrow Agent may, at its option, cease to provide advice to each of AV and ADH and each of AV and ADH would be required to seek new counsel.

5.5	Compliance with Judgements

If any dispute arises out of this Escrow Agreement or any process is commenced against the subject matter of this Escrow Agreement, including court orders, garnishees or any other processes, the Escrow Agent is hereby empowered and entitled to comply with any orders, writs, judgements or decrees or, if it sees fit, to deliver the subject matter of the escrow to the Court of Queen's Bench of Alberta.

ARTICLE 6
OTHER MATTERS

6.1	Governing Law

This Escrow Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and the laws of Canada applicable therein and shall, in all respects, be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this Escrow Agreement.

6.2	Enurement

This Escrow Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective administrators, trustees, receivers, successors and permitted assigns and transferees.

6.3	Assignment

This Escrow Agreement and the rights and obligations hereunder will not be assignable, in whole or in part, by the Parties (excluding ADH and AV) without the prior written consent of ADH. Each of ADH and AV may, upon giving written notice to the other Parties, shall have the right to assign its rights and obligations hereunder to any person in its sole discretion.

6.4	Notices

The addresses for service and the fax numbers of the parties hereto shall be as follows:

ADH or AV	Avonlea-Drewry Holdings Inc. Avonlea Ventures Inc. 15466 The Gore Road Caledon, ON L7C 3E5
	Attention:	Michael Steele
	Fax:	(905) 880-7866
	Email:	steeleconsult@aol.com

CCC, CCCSub or 226:	Canadian Cannabis Corp. 2368 Lakeshore Road West, Suite 205 Oakville, ON L6L 1H5
	Attention:	Scott Kevil
	Fax:	(416) 596-0907
	Email:	scott.kevil@gmail.com

TCN	The Clinic Network Inc. 5025 Orbiter Drive – Building 1 – Suite 401 Mississauga, Ontario L4W 4Y5

	Fax:	(905) 233-2421

	Email:	kim@theclinicnetwork.ca

Escrow Agent:	Norton Rose Fulbright Canada LLP Suite 3700 400 3rd Ave SW Calgary AB T2P 4H2 Canada
	Attention:	James O'Sullivan
	Fax:	(403) 264-5973
	Email:	james.osullivan@nortonrosefulbright.com

All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(a)	by personal service on a party at the address of such party set out above, in which case the item so served shall be deemed to have been received by that party when personally served;

(b)
by confirmed facsimile transmission to a party to the fax number of such party set out above, in which case the item so transmitted shall be deemed to have been received by that party when transmitted; or

(c)
except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a party at the address of such party set out above, in which case the item so mailed shall be deemed to have been received by that party on the third Business Day following the date of mailing.

A party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other parties in accordance with the provisions hereof.

6.5	Counterpart and Facsimile

This Escrow Agreement may be executed in any number of separate counterparts and all such signed counterparts constitute one and the same agreement. Delivery by facsimile or other electronic means of an originally executed signature page to this Escrow Agreement by any party shall be binding on all parties hereto.

[signatures on following page]

IN WITNESS WHEREOF the parties hereto have executed this Escrow Agreement as of the day and year first above written.

AVONLEA VENTURES INC.		AVONLEA-DREWRY HOLDINGS INC.

Per:	/s/ Michael Steele	Per:	/s/ Michael Steele

	Name: Michael Steele Title: President and CEO		Name: Michael Steele Title: President and CEO

CANADIAN CANNABIS CORP.		CANADA CANNABIS CORP.

Per:	/s/ Scott Keevil	Per:	/s/ Scott Keevil

	Name: Scott Keevil Title: Director		Name: Scott Keevil Title: Director

2264793 ONTARIO INC.		THE CLINIC NETWORK INC.

Per:	/s/ Scott Keevil	Per:	Kim Wei

	Name: Scott Keevil Title: Director		Name: Kim Wei Title: Managing Director

NORTON ROSE FULBRIGHT CANADA LLP

Per:	/s/ James O’Sullivan

Name: James O’Sullivan Title: Partner

SCHEDULE “A”

INITIAL RELEASE INSTRUCTION

TO:	Norton Rose Fulbright Canada LLP Suite 3700, 400 3rd Ave SW Calgary AB T2P 4H2, Canada Attention: James O'Sullivan

RE:
Escrow Agreement dated as of March 27th, 2017, as amended and restated on November ___, 2017 among Avonlea Ventures Inc., Avonlea-Drewry Holdings Inc., Canadian Cannabis Corp., Canada Cannabis Corp., 2264793 Ontario Inc., The Clinic Network Inc. and Norton Rose Fulbright Canada LLP (the “Escrow Agreement”)

All capitalized terms used herein will have the meaning ascribed to such terms in the Escrow Agreement.

The undersigned hereby unconditionally and irrevocably directs you as Escrow Agent, in accordance with the Escrow Agreement, that:

1.
the Escrow Documents (excluding the Termination and Release Agreement, the Escrow Agreement, the Trustee Agent Escrow Agreement, the Transfer POA, the CCCSub Direction to Pay and the Post-Closing Escrow Agreement) are to be delivered to ADH all in accordance with Section 4.1(a) of the Escrow Agreement; and

2.
The Trustee Agent Escrow Agreement, the Transfer POA, CCCSub Direction to Pay, the Post-Closing Escrow Agreement and the Escrow Shares are to be delivered to the Trustee Agent all in accordance with Section 4.1(a) of the Escrow Agreement and the instructions set forth below.

Trustee Agent:	Alliance Trust Company Suite 1010 407 2 Street SW Calgary AB T2P 2Y3 Canada
	Attention:	Zinat Damji
	Fax:	(403) 237-6181
	Email:	zinat@alliancetrust.ca

DATED this ___ day of ________________, 20__.

AVONLEA-DREWRY HOLDINGS INC.

Per:

Name: Title:

Acknowledged by:

NORTON ROSE FULBRIGHT CANADA LLP as Escrow Agent

Per:

Name: James O’Sullivan Title: Partner

SCHEDULE “B”

TERMINATION AND RELEASE INSTRUCTION

TO:	Norton Rose Fulbright Canada LLP Suite 3700, 400 3rd Ave SW Calgary AB T2P 4H2, Canada Attention: James O'Sullivan

RE:
Escrow Agreement dated as of March 27th, 2017, as amended and restated on November ___, 2017 among Avonlea Ventures Inc., Avonlea-Drewry Holdings Inc., Canadian Cannabis Corp., Canada Cannabis Corp., 2264793 Ontario Inc., The Clinic Network Inc. and Norton Rose Fulbright Canada LLP (the “Escrow Agreement”)

All capitalized terms used herein will have the meaning ascribed to such terms in the Escrow Agreement.

The undersigned hereby unconditionally and irrevocably directs you as Escrow Agent, in accordance with the Escrow Agreement, to release to CCC, CCCSub and 2264793, the Termination and Release Agreement, all in accordance with Section 4.1(c) of the Escrow Agreement.

DATED this ___ day of ________________, 20__.

AVONLEA-DREWRY HOLDINGS INC.

Per:

Name: Title:

Acknowledged by:

NORTON ROSE FULBRIGHT CANADA LLP as Escrow Agent

Per:

Name: James O’Sullivan Title: Partner

SCHEDULE “C”

ESCROW RELEASE INSTRUCTION

TO:	Norton Rose Fulbright Canada LLP Suite 3700, 400 3rd Ave SW Calgary AB T2P 4H2, Canada Attention: James O'Sullivan

RE:
Escrow Agreement dated as of March 27th, 2017, as amended and restated on November ___, 2017 among Avonlea Ventures Inc., Avonlea-Drewry Holdings Inc., Canadian Cannabis Corp., Canada Cannabis Corp., 2264793 Ontario Inc., The Clinic Network Inc. and Norton Rose Fulbright Canada LLP (the “Escrow Agreement”)

All capitalized terms used herein will have the meaning ascribed to such terms in the Escrow Agreement.

The undersigned hereby unconditionally and irrevocably direct you as Escrow Agent, in accordance with the Escrow Agreement, to release to the respective Parties any items deposited by the Party held by the Escrow Agent, all in accordance with Section 4.1(e) or 4.1(f) of the Escrow Agreement.

DATED this ___ day of ________________, 20___.

AVONLEA-DREWRY HOLDINGS INC.		AVONLEA VENTURES INC.

Per:		Per:

	Name: Title:		Name: Title:

CANADIAN CANNABIS CORP.		CANADA CANNABIS CORP.

Per:		Per:

	Name: Title:		Name: Title:

2264793 ONTARIO INC.		THE CLINIC NETWORK

Per:		Per:
	Name: Title:	Name Title:	Name: Title:

Acknowledged by:

NORTON ROSE FULBRIGHT CANADA LLP as Escrow Agent

Per:
Name: James O’Sullivan Title: Partner